Exhibit 10.8
EXECUTION COPY
SECOND AMENDED AND RESTATED MANAGEMENT AND FEE AGREEMENT
     SECOND AMENDED AND RESTATED MANAGEMENT AND FEE AGREEMENT (this “Agreement”), dated as of November 1, 2006, between BUFFETS, INC., a Minnesota corporation (the “Company”) and CAXTON-ISEMAN CAPITAL, INC., a Delaware corporation (“CIC”).
     WHEREAS, the parties hereto have entered into a management and fee agreement, dated as of October 2, 2000, and an amended and restated management and fee agreement, dated as of February 20, 2004 (collectively, the “Prior Agreement”), pursuant to which CIC agreed to provide certain ongoing advisory and management services;
     WHEREAS, the parties desire to amend and restate the Prior Agreement in its entirety on the terms and conditions set forth in this Agreement;
     WHEREAS, pursuant to an Agreement and Plan of Merger, dated July 24, 2006 (the “Merger Agreement”), among the Company, Ryan’s Restaurant Group, Inc. (“Ryan’s”) and Buffets Southeast, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), the Company has agreed, upon the terms and subject to the conditions set forth therein, to acquire all of the outstanding shares of common stock of Ryan’s pursuant to a merger of Merger Sub with and into Ryan’s, with Ryan’s as the surviving corporation (the “Acquisition”); and
     WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company, through Merger Sub is consummating the Acquisition; and
     WHEREAS, all capitalized terms used in this Agreement but not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
     Section 1. Services. During the term of this Agreement, CIC shall provide such acquisition and financial advisory services (the “Services”) to the Company and its subsidiaries as the Board of Directors of the Company shall reasonably request, including without limitation: general executive and management services; assistance with the identification, support, negotiation and analysis of acquisitions and dispositions; assistance with the support, negotiation and analysis of financial alternatives; and human resource functions.
     Section 2. Compensation.
          (a) In consideration of the services to be provided in accordance with Section 1, but subject to Sections 2(d), the Company shall pay to CIC,

for each fiscal year of the Company, an advisory fee (the “Annual Fee”) equal to 2% of the Company’s Consolidated EBITDA (as defined below) for such fiscal year. The Annual Fee shall be pro rated for partial years. The Company shall pay the Annual Fee to CIC in arrears thirteen times a year within two weeks of the end of each of the Company’s thirteen fiscal periods, subject to the 2% limit described above. Notwithstanding the foregoing, at the election of either CIC or the Company, the Annual Fee for such fiscal year may be paid in one installment on December 31 of a given year in advance of the next succeeding calendar year in an amount equal to 95% of the estimated Annual Fee for such fiscal year (the “Estimated Discounted Annual Fee”); provided, however, that if it is determined after the calculation of the Company’s Consolidated EBITDA for such fiscal year that the amount of such payment is less than or greater than 95% of the actual Annual Fee for such fiscal year (the “Actual Discounted Annual Fee”), then (i) if the Actual Discounted Annual Fee is greater than the Estimated Discounted Annual Fee, the Company shall pay to CIC an amount equal to such difference, and (ii) if the Estimated Discounted Annual Fee is greater than the Actual Discounted Annual Fee, CIC shall return to the Company an amount equal to such difference, in each case, not later than March 31 of the next succeeding calendar year.
          (b) Upon the acquisition by the Company of any business or entity, or similar transactions with respect to which CIC provides services, the Company shall pay to CIC a transaction fee equal to 2% of the purchase or sale price, as applicable. Upon the divestiture by the Company of any business or entity, or similar transactions with respect to which CIC provides services, the Company shall pay to CIC a transaction fee equal to 1% of the purchase or sale price, as applicable. Upon completion of the Acquisition, the Company shall pay to CIC, a transaction fee in the aggregate amount of $16,800,000.
          (c) Upon the completion of a merger, consolidation or other business combination of the Company with and into a third party, or a sale of all or substantially all of the stock of the Company or any of its direct or indirect parent companies to a third party, or a sale of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis, the Company shall pay to CIC a transaction fee equal to 1% of the sale price. No fee shall be payable under Section 2(c) with respect to any transaction in which a fee is paid under Section 2(b).
          (d) The Annual Fee payable in any fiscal year shall not exceed the amounts permitted under the Credit Agreement, dated as of November 1, 2006, among the Company, the Parent, the lenders party thereto, Credit Suisse, as Administrative Agent, Credit Suisse Securities (USA) LLC and UBS Securities LLC as Joint Bookrunners and Co-Lead Arrangers, UBS Loan Finance LLC, as Syndication Agent and Goldman Sachs Credit Partners L.P., as Documentation Agent (the “Credit Agreement”) or under the Indenture, dated as of November 1, 2006 (as supplemented on November 1, 2006), among the Company, the Guarantors and U.S. Bank National Association, as Trustee, governing the Company’s 12 1/2 Senior Notes due 2014 (the “Indenture”). If at any time an Event of Default has occurred and is continuing under either the Credit Agreement or the Indenture and the Estimated Discounted Annual Fee has been paid for the fiscal year in which such Event of Default has occurred, CIC shall promptly return to the Company an amount equal to the product of (x) the amount of such Estimated Discounted Annual Fee and (y) a fraction, the numerator of which is the number of months remaining in such fiscal year (including the month in which such Event of Default has occurred) and the denominator of which is 12. Notwithstanding anything to the contrary set forth in this Section 2(d), on the first day in any year upon which the full amount of the Annual Fee payable with respect to such year shall be permitted to be paid, such full amount shall be paid, and upon the first day upon which any partial amount of the Annual Fee that would have been payable with respect to any prior year except for the provisions of this Section 2(d), such partial amount shall be paid.
          (e) As used in this Section 2, the following terms shall have the following meanings:
                    (i) “Consolidated EBITDA” for a specified fiscal period shall mean Consolidated Net Income of such person and its subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, (a) the sum of (i) income tax expense, (ii) Consolidated Interest Expense of such person and its subsidiaries, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including, the Loans and Letters of Credit), (iii) depreciation and amortization expense, (iv) amortization of intangibles (including goodwill) and organization costs, (v) any extraordinary, unusual or non-recurring expenses or losses determined in accordance with GAAP (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (vi) any other non-cash charges (other than the writedown of current assets), (vii) management fees and expenses, (viii) business interruption insurance proceeds to the extent not included in Consolidated Net Income, (ix) fees and expenses paid in connection with the Transactions and (x) to the extent the related obligation is included as Indebtedness under this Agreement, the amount of any earnout payments made during such period, and minus, without duplication, to the extent included in the statement of such Consolidated Net Income for such period, (b) the sum of (i) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (ii) any other non-cash income, all as determined on a consolidated basis. For the periods ended on or around April 5, 2006 and June 28, 2006, Consolidated EBITDA will be deemed to be equal to (i) for the fiscal quarter ended on or around April 5, 2006, $51,500,000 and (ii) for the fiscal quarter ended on or around June 28, 2006, $55,400,000. In addition, if Consolidated EBITDA is being determined for the purpose of calculating the Estimated Discounted Annual Fee, then for each fiscal quarter ended after November 1, 2006 and on or prior to June 25, 2008, the Consolidated EBITDA shall be increased by the Initial Pro Forma Adjustment. In all other cases in which Consolidated EBITDA is being determined, the Consolidated EBITDA shall not be increased by the Initial Pro Forma Adjustment but shall be increased by pro forma annualized banked synergies arising as a result of the Acquisition less captured synergies included in Consolidated EBITDA for the period being determined, the adjustment to be made under this sentence to be as certified by the Company’s chief executive officer and determined in a manner consistent with the reporting of such items to the Company’s board of directors. All capitalized terms used in this definition of “Consolidated EBITDA” shall have the meaning ascribed to them in the Credit Agreement.
     (ii) “GAAP” means United States generally accepted accounting principles.
     Section 3. Term. The initial term of this Agreement shall expire on October 2, 2010 (the “Initial Term”), subject to Section 4. Upon the expiration of the Initial Term, the term of this Agreement shall be automatically renewed for consecutive one-year extensions unless the Company or CIC provides written notice of termination no fewer than 30 days prior to the end of the current term.
     Section 4. Termination. This Agreement shall terminate:
          (a) thirty (30) days after the delivery of a written notice by CIC;
          (b) upon the completion of a merger, consolidation or other business combination of the Company with and into a third party, or a sale of all or substantially all of the stock of the Company or any of its direct or indirect parent companies to a third party, or a sale of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis; or
          (c) upon the closing of the initial underwritten public offering of equity securities of the Company or any of its direct or indirect parent companies pursuant to an effective registration statement fled under the Securities Act of 1933, as amended.
     Section 5. Fees Upon Termination. If this Agreement is terminated pursuant to Section 4(c) prior to the expiration of the Initial Term, the Company shall pay to CIC, concurrently with such termination, an amount equal to the present value of the advisory fee that would otherwise have been payable to CIC in accordance with Section 2(a) through the end of the Initial Term, based on the Company’s cost of funds to borrow amounts under the revolving credit facility under the Credit Agreement.
     Section 6. Reimbursement. Upon the request of CIC and/or its Affiliates, and in any event, prior to the termination of this Agreement, the Company shall promptly reimburse CIC and/or its Affiliates for all reasonable out-of-pocket expenses (including, without limitation, legal, accounting, consulting and travel fees and expenses) incurred in connection with the performance of this Agreement (other than salary expenses and associated overhead charges).
     Section 7. Indemnity and Exculpation.
          (a) None of CIC, any of its Affiliates or any of their respective partners, members, officers, directors, stockholders, Affiliates, agents or employees

(each, an “Indemnified Party”) shall have any liability to the Company for any services provided pursuant to this Agreement, except as may result from such Indemnified Party’s gross negligence or willful misconduct.
          (b) The Company hereby agrees to indemnify each Indemnified Party from and against all losses, liabilities, damages, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs or expenses (including, without limitation, interest, penalties and reasonable fees, expenses and disbursements of attorneys, experts, personnel and consultants reasonably incurred by such Indemnified Party in any action or proceeding between the Company and such Indemnified Party or between such Indemnified Party and any third party, or otherwise) based upon, arising out of, or otherwise in respect of, this Agreement or any Indemnified Party’s equity interest (whether direct or indirect) in the Company. To the extent that the foregoing indemnification is not permitted by law, each of the Indemnified Parties and the Company shall be subject and entitled to contribution based upon the relative benefits (not to exceed in any event the amount of fees paid to CIC hereunder) received by each and, if legally required, based upon the relative fault of each of the Indemnified Parties and the Company.
     Section 8. Assignment. This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided, that the Company shall be entitled to assign this Agreement to any Person that is an Affiliate of the Company or that otherwise assumed or is a successor to substantially all of the assets and the liabilities of the Company.
     Section 9. Modification. This Agreement may not be modified or amended in any manner other than by an instrument in writing signed by both parties hereto, or their respective successors or assigns.
     Section 10. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding among them with respect to such subject matter.
     Section 11. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid and return receipt requested. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails, as follows:
(a) if to CIC, to:
Caxton-Iseman Capital, Inc.
500 Park Avenue, 8th Floor
New York, NY 10022
Attention: Frederick Iseman
Telephone: (212) 752-1850
Facsimile: (212) 832-9450

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Carl L. Reisner, Esq.
Telephone: (212) 373-3017
Facsimile: (212) 373-2085
(b) if to the Company, to:
Buffets, Inc.
1460 Buffet Way
Eagan, Minnesota 55121
Attention: H. Thomas Mitchell
Telephone: (651) 365-2631
Facsimile: (651) 365-2224
     Any party may, by notice given in accordance with this Section to the other parties, designate another address or person for receipt of notices hereunder.
     Section 12. Governing Law; Submission to Jurisdiction. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal law (and not the law of conflicts) of the State of New York.
     Section 13. Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original all of which taken together shall constitute one and the same instrument.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

BUFFETS, INC.
By:	/s/ R. Michael Andrews, Jr.
	Name:	R. Michael Andrews, Jr.
	Title:	Chief Executive Officer

CAXTON-ISEMAN CAPITAL, INC.
By:	/s/ Frederick J. Iseman
	Name:	Frederick J. Iseman
	Title:	Chairman and Managing Partner